Exhibit 99

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) – (914) 701-8200 Debbie Coffey (Media) – (914) 701-8951

Atlas Air Worldwide

Reports Fourth-Quarter and Full-Year 2019 Results,

Provides 2020 Outlook

•	4Q Net Loss of $410.2 Million Reflects Noncash Special Charge of $485.2 Million
•	4Q Adjusted EBITDA Totals $204.7 Million, Adjusted Net Income $98.2 million
•	2019 Net Loss of $293.1 Million Reflects Noncash Special Charge of $503.1 Million
•	2019 Adjusted EBITDA Totals $504.8 Million, Adjusted Net Income $139.6 Million
•	Solid Fourth-Quarter Peak Season
•	Expects 2020 Earnings Growth

PURCHASE, N.Y., February 20, 2020 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced fourth-quarter and full-year 2019 results that reflected a peak season with a pickup in customer demand and improved yields compared with the middle of the year.

In addition, the results reflected an impairment charge as well as actions taken to improve operating efficiencies and align resources with the company’s strategic priorities. The impairment resulted in lower aircraft rent and depreciation expense, which added to already higher than anticipated fourth-quarter and full-year 2019 adjusted results. The impact of lower aircraft rent and depreciation expense, coupled with actions to improve our business, are expected to benefit earnings in 2020 and beyond.

Reported results in the fourth quarter and full year of 2019 primarily reflected a noncash special charge associated with the write-down of the company’s 747-400 freighter fleet due to global airfreight and macroeconomic conditions resulting in lower 747-400 commercial cargo yields and utilization, as well as the disposition of certain nonessential Dry Leasing aircraft and engines.

“Our fourth-quarter reported results were certainly impacted by the one-time impairment. However, our solid adjusted results were driven by our team coming together to deliver the high-quality service that our customers appreciate,” said President and Chief Executive Officer John Dietrich.

As expected, reported and adjusted fourth-quarter results benefited from a refund of excess aircraft rent paid in previous years, lower heavy maintenance expense and aircraft ownership costs, an increase in military passenger and cargo flying, and the peak-season flying we do for express customers. Results were also impacted by the global airfreight environment and macroeconomic conditions, which reflected the effects of tariffs, global trade tensions and geopolitical unrest in certain countries in South America, and certain labor-related service disruptions.

Mr. Dietrich continued: “The airfreight industry, like most others, is experiencing the impacts of the unfortunate coronavirus outbreak. The effects are yet to be fully determined, and therefore our visibility into the full year ahead is evolving.

“In these unprecedented circumstances, we are playing a key role in our customers’ operating networks as they navigate this challenging time. We are also currently accommodating special charter demand, and we are well-prepared for the anticipated surge of volumes once manufacturing resumes in full force.”

He concluded: “Our focus remains on express, e-commerce, the U.S. military and faster-growing markets, where the demand for our aircraft and services is solid. As the global supply chain rebalances, we will continue to leverage our significant commercial charter business to capitalize on customer demand. Looking ahead, we anticipate that our financial performance in 2020 will be an improvement over 2019.”

The company’s 2020 outlook includes benefits from lower aircraft rent and depreciation, as well as a further refund in 2020 of excess aircraft rent paid in previous years. It also includes the impact in 2020 from an increase in the amortization of deferred maintenance; the absence in 2020 of return conditions income realized in the first quarter of 2019; and improved operating efficiencies and cost savings.

As a result, adjusted EBITDA is anticipated to grow by a mid-teens percentage in 2020, and adjusted net income is expected to increase by a high-30% to low-40% level compared with 2019.*

Fourth-Quarter Results

Volumes in the fourth quarter of 2019 totaled 84,488 block hours compared with 83,437 in the fourth quarter of 2018, with operating revenue of $747.0 million versus $765.0 million in 2018.

Reported results for the three months ended December 31, 2019, reflected a loss from continuing operations, net of taxes, of $410.2 million, or $15.86 per diluted share, which included a noncash special charge of $616.2 million ($485.2 million after tax) and an unrealized loss on financial instruments of $3.8 million. For the three months ended December 31, 2018, our reported income from continuing operations, net of taxes, totaled $211.0 million, or $2.73 per diluted share, which included an unrealized gain on financial instruments of $134.8 million.

On an adjusted basis, EBITDA totaled $204.7 million in the fourth quarter of 2019 compared with $196.4 million in the fourth quarter of 2018. Also on an adjusted basis, income from continuing operations, net of taxes, totaled $98.2 million, or $3.80 per diluted share, in the fourth quarter of 2019 compared with $87.0 million, or $3.12 per diluted share, in the fourth quarter of 2018.

Adjusted net income in the fourth quarter of 2019 included $7.6 million (after tax) of lower aircraft rent and $2.9 million (after tax) of lower depreciation as a result of the impairment.

Lower operating revenue in the fourth quarter of 2019 compared with the fourth quarter of 2018 was primarily due to the impact of tariffs and global trade tensions on average Charter segment revenue per block hour and on ACMI segment volumes, and certain labor-related service disruptions, partially offset by an increase in Charter segment volumes.

Lower ACMI segment revenue during the period reflected a decline in 747-400 ACMI flying due to the impact of tariffs and global trade tensions on customer demand, partially offset by growth in 747-400, 777 and 737 CMI cargo flying.

Higher ACMI segment contribution during the quarter reflected a reduction in heavy maintenance expense, a decrease in aircraft rent and lower depreciation, and growth in 747-400, 777 and 737 CMI cargo flying.

Charter segment revenue in the fourth quarter of 2019 was relatively in line with the fourth quarter of 2018, driven by increases in cargo and passenger flying that were mainly offset by a decline in commercial cargo yields (excluding fuel) due to the impact of tariffs and global trade tensions, as well as geopolitical unrest in certain South American countries and certain labor-related service disruptions. Block-hour volume growth during the period primarily reflected increases in passenger and cargo demand by the military, as well as an increase in commercial cargo flying.

Lower Charter segment contribution was primarily driven by a decrease in commercial cargo yields and lower 747 freighter utilization. This impact was partially offset by increased military passenger and cargo flying, a reduction in heavy maintenance expense, and lower aircraft rent and depreciation.

In Dry Leasing, lower segment revenue and contribution during the quarter primarily reflected the scheduled return of a 777-200 freighter in 2019.

Lower unallocated income and expenses, net, during the quarter primarily reflected a $27.6 million refund of aircraft rent paid in previous years, partially offset by fleet-growth initiatives, leadership transition costs and increased amortization of a customer incentive asset.

Reported results in the fourth quarter of 2019 also included an effective income tax benefit rate of 21.4%, due mainly to nontaxable changes in the value of outstanding warrants. On an adjusted basis, our results reflected an effective income tax expense rate of 17.7%.

Full-Year Results

Volumes in 2019 totaled 321,140 block hours compared with 296,264 in 2018, with operating revenue increasing to $2.74 billion in 2019 from $2.68 billion in 2018.

Reported results for the twelve months ended December 31, 2019, reflected a loss from continuing operations, net of taxes, of $293.1 million, or $11.35 per diluted share, which included a noncash special charge of $638.4 million ($503.1 million after tax), partially offset by an unrealized gain on financial instruments of $75.1 million. For the twelve months ended December 31, 2018, our reported income from continuing operations totaled $270.6 million, or $5.22 per diluted share, which included an unrealized gain on financial instruments of $123.1 million.

On an adjusted basis, EBITDA totaled $504.8 million in 2019 compared with $551.3 million in 2018. For the twelve months ended December 31, 2019, adjusted income from continuing operations, net of taxes, totaled $139.6 million, or $5.24 per diluted share, compared with $204.3 million, or $7.27 per diluted share, in 2018. Adjusted net income in 2019 included $7.6 million (after tax) of lower aircraft rent and $2.9 million (after tax) of lower depreciation as a result of the impairment.

Reported results in 2019 also included an effective income tax benefit rate of 38.0%, primarily due to proactive tax planning resulting in the favorable completion of an IRS examination of our 2015 income tax return and, to a lesser extent, a tax benefit from nontaxable changes in the value of outstanding warrants. On an adjusted basis, our results reflected an effective income tax expense rate of 12.5%.

Cash and Short-Term Investments

At December 31, 2019, our cash and cash equivalents, short-term investments and restricted cash totaled $114.3 million, compared with $248.4 million at December 31, 2018.

The change in position resulted from cash used for investing and financing activities, partially offset by cash provided by operating activities.

Net cash used for investing activities during 2019 primarily related to capital expenditures and payments for flight equipment and modifications, including the acquisition of 747-400 passenger aircraft, 767-300 aircraft and related freighter conversion costs, spare engines and GEnx engine performance upgrade kits.

Net cash used for financing activities during the period primarily reflected payments on debt obligations.

2020 Outlook*

Based on global economic conditions and our current expectations, and subject to coronavirus developments, we expect to fly approximately 325,000 block hours this year, with about 75% of the hours in ACMI and the balance in Charter. We also anticipate full-year 2020 revenue of approximately $2.8 billion.

Including the impact in 2019 and the expected impact in 2020 of lower aircraft rent and depreciation resulting from the impairment charge in 2019, we expect adjusted EBITDA to grow by a mid-teen percentage in 2020 compared with adjusted EBITDA of $504.8 million in 2019. We also expect adjusted net income to increase by a high-30% to low-40% level in 2020 compared with adjusted net income of $139.6 million in 2019. Excluding the impact of lower aircraft rent and depreciation in both years, we anticipate that adjusted EBITDA and adjusted net income in 2020 will be comparable to or slightly higher than their 2019 levels.*

Our outlook reflects an expected refund in 2020 of excess aircraft rent paid in previous years; an increase in amortization of deferred maintenance compared with 2019; the absence in 2020 of return conditions income that we realized in 2019; and improved operating efficiencies and cost savings.

It also reflects the parking of four less-efficient 747-400 converted freighters since the beginning of 2020. We also plan to return one 747-400 freighter to its lessor in the first half of this year. In addition, we have sold a 757 freighter and expect to sell a 777 freighter and a 737 passenger aircraft.

Similar to historical patterns, we anticipate that more than three-quarters of our adjusted net income in 2020 will occur in the second half of the year.

Aircraft maintenance expense in 2020 is expected to total approximately $380 million. Depreciation and amortization is expected to total about $250 million. In addition, core capital expenditures, which exclude aircraft and engine purchases, are projected to total approximately $90 to $100 million, significantly lower than $134 million in 2019, mainly for parts and components for our fleet.

We also expect our full-year 2020 adjusted effective income tax rate will be approximately 21.0%.

Depending on developments related to the coronavirus, we expect to fly approximately 75,000 block hours (about 75% in ACMI) in the first quarter of 2020, with revenue of approximately $640 million. We also anticipate adjusted EBITDA of about $90 million, and adjusted net income ranging from approximately breakeven to a modest profit.

We provide guidance on an adjusted basis because we are unable to predict, with reasonable certainty, the effects of outstanding warrants and other items that could be material to our reported results.*

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s fourth-quarter and full-year 2019 financial and operating results at 11:00 a.m. Eastern Time on Thursday, February 20, 2020.

Interested parties may listen to the call live at Atlas Air Worldwide’s Investor site or at https://edge.media-server.com/mmc/p/f7kdxxxq.

For those unable to listen to the live call, a replay will be archived on the Investor site following the call. A replay will also be available through February 28 by dialing (855) 859-2056 (U.S. Toll Free) or (404) 537-3406 (from outside the U.S.) and using Access Code 9016708#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Adjusted EBITDA; Adjusted income from continuing operations, net of taxes; Adjusted Diluted EPS from continuing operations, net of taxes; Adjusted effective tax rate; and Free Cash Flow, which exclude certain noncash income and expenses, and items impacting year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Income (loss) from continuing operations, net of taxes; Diluted EPS from continuing operations, net of taxes; Effective tax rate; and Net Cash Provided by Operating Activities, which are the most directly comparable measures of performance prepared in accordance with U.S. GAAP. Effective during the three months ended September 30, 2019, we changed our method of calculating Adjusted EBITDA to include Other Non-operating expenses (income) to enhance the usefulness for investors and analysts, and the comparability of the calculation to that of other companies. Prior period amounts have been adjusted for comparability.

Our management uses these non-GAAP financial measures in assessing the performance of the company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. For example:

•	Adjusted EBITDA; Adjusted income from continuing operations, net of taxes; and Adjusted Diluted EPS from continuing operations, net of taxes, provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance. In addition, management’s incentive compensation is determined, in part, by using Adjusted EBITDA and Adjusted income from continuing operations, net of taxes.

•	Adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

•	Free Cash Flow helps investors assess our ability, over the long term, to create value for our shareholders as it represents cash available to execute our capital allocation strategy.

*We provide guidance on an adjusted basis and are unable to provide forward-looking guidance on a U.S. GAAP basis or a reconciliation to the most directly comparable U.S. GAAP measures because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items. The principal item is the impact on our results of our outstanding warrants, which are highly dependent on the change in our stock price during the period reported. These items are uncertain, depend on various factors, and could have a material impact on our U.S. GAAP results.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc., Southern Air Holdings, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers the broadest array of Boeing 747, 777, 767 and 737 aircraft for domestic, regional and international cargo and passenger operations.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasairworldwide.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate,” and similar expressions used in this release that do not relate to historical facts are intended to identify forward-looking statements.

Such forward-looking statements speak only as of the date of this release. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreements with Amazon; our ability to coordinate with Amazon to accept newly converted aircraft; the possibility that Amazon may terminate its agreements with the companies; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives, pilots and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; changes in U.S. and foreign government trade policies; economic conditions; the impact of geographical events or health epidemics; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; significant data breach or disruption of our information technology systems; labor costs and relations, work stoppages and service slowdowns; the outcome of pending negotiations with our pilots’ union; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2020 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publically any forward-looking statement to reflect future events or circumstances.

*     *      *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating Revenue	$747,049	$764,958	$2,739,189	$2,677,724

Operating Expenses
Salaries, wages and benefits	166,900	143,517	599,811	536,120
Aircraft fuel	132,216	121,956	483,827	467,569
Maintenance, materials and repairs	76,370	98,049	381,701	359,300
Depreciation and amortization	60,428	61,459	251,097	217,340
Travel	48,698	42,677	189,211	166,487
Aircraft rent	33,368	42,666	155,639	162,444
Navigation fees, landing fees and other rent	34,341	42,358	144,809	158,911
Passenger and ground handling services	33,560	31,993	130,698	118,973
Loss on disposal of aircraft	5,309	-	5,309	-
Special charge	616,243	-	638,373	9,374
Transaction-related expenses	579	836	4,164	2,111
Other	54,973	51,890	215,521	195,553
Total Operating Expenses	1,262,985	637,401	3,200,160	2,394,182

Operating Income (Loss)	(515,936)	127,557	(460,971)	283,542

Non-operating Expenses (Income)
Interest income	(321)	(2,006)	(4,296)	(6,710)
Interest expense	29,815	31,739	120,330	119,378
Capitalized interest	(331)	(392)	(2,274)	(4,727)
Loss on early extinguishment of debt	-	-	804	-
Unrealized loss (gain) on financial instruments	3,791	(134,805)	(75,109)	(123,114)
Other (income) expense, net	(27,072)	118	(27,668)	(10,659)
Total Non-operating Expenses (Income)	5,882	(105,346)	11,787	(25,832)
Income (loss) from continuing operations before income taxes	(521,818)	232,903	(472,758)	309,374
Income tax (benefit) expense	(111,573)	21,899	(179,645)	38,727

Income (loss) from continuing operations, net of taxes	(410,245)	211,004	(293,113)	270,647
Loss from discontinued operations, net of taxes	-	(30)	-	(80)

Net Income (Loss)	$(410,245)	$210,974	$(293,113)	$270,567
Earnings (loss) per share from continuing operations:
Basic	$(15.86)	$8.25	$(11.35)	$10.60
Diluted	$(15.86)	$2.73	$(11.35)	$5.22
Loss per share from discontinued operations:
Basic	$-	$(0.00)	$-	$(0.00)
Diluted	$-	$(0.00)	$-	$(0.00)
Earnings (loss) per share:
Basic	$(15.86)	$8.25	$(11.35)	$10.60
Diluted	$(15.86)	$2.73	$(11.35)	$5.22
Weighted average shares:
Basic	25,869	25,588	25,828	25,542
Diluted	25,869	27,911	25,828	28,281

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$103,029	$221,501
Short-term investments	879	15,624
Restricted cash	10,401	11,240
Accounts receivable, net of allowance of $1,822 and $1,563, respectively	290,119	269,320
Prepaid expenses and other current assets	228,103	112,146
Total current assets	632,531	629,831
Property and Equipment
Flight equipment	4,880,424	5,213,734
Ground equipment	83,584	75,939
Less: accumulated depreciation	(977,883)	(860,354)
Flight equipment modifications in progress	67,101	32,916
Property and equipment, net	4,053,226	4,462,235
Other Assets
Operating lease right-of-use assets	231,133	-
Deferred costs and other assets	391,895	345,037
Intangible assets, net and goodwill	76,856	97,689
Total Assets	$5,385,641	$5,534,792

Liabilities and Equity
Current Liabilities
Accounts payable	$79,683	$87,229
Accrued liabilities	481,725	465,669
Current portion of long-term debt and finance leases	395,781	264,835
Current portion of long-term operating leases	141,973	-
Total current liabilities	1,099,162	817,733
Other Liabilities
Long-term debt and finance leases	1,984,902	2,205,005
Long-term operating leases	392,832	-
Deferred taxes	74,040	256,970
Financial instruments and other liabilities	42,526	187,120
Total other liabilities	2,494,300	2,649,095
Commitments and contingencies
Equity
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized; 31,048,842 and 30,582,571 shares issued, 25,870,876 and 25,590,293 shares outstanding (net of treasury stock), as of December 31, 2019 and December 31, 2018, respectively	310	306
Additional paid-in-capital	761,715	736,035
Treasury stock, at cost; 5,177,966 and 4,992,278 shares, respectively	(213,871)	(204,501)
Accumulated other comprehensive loss	(2,818)	(3,832)
Retained earnings	1,246,843	1,539,956
Total stockholders’ equity	1,792,179	2,067,964
Total Liabilities and Equity	$5,385,641	$5,534,792

[1]	Balance sheet debt at December 31, 2019 totaled $2,380.7 million, including the impact of $68.6 million of unamortized discount and debt issuance costs of $35.1 million, compared with $2,469.8 million, including the impact of $85.5 million of unamortized discount and debt issuance costs of $46.0 million at December 31, 2018.
[2]	The face value of our debt at December 31, 2019 totaled $2,484.4 million, compared with $2,601.3 million on December 31, 2018.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Twelve Months Ended
	December 31, 2019	December 31, 2018
Operating Activities:
Income (loss) from continuing operations, net of taxes	$(293,113)	$270,647
Less: Loss from discontinued operations, net of taxes	-	(80)
Net Income (Loss)	(293,113)	270,567

Adjustments to reconcile Net Income (Loss) to net cash provided by operating activities:
Depreciation and amortization	316,821	265,553
Accretion of debt securities discount	(244)	(888)
Provision for allowance for doubtful accounts	41	12
Loss on early extinguishment of debt	804	-
Special charge, net of cash payments	638,373	9,374
Unrealized gain on financial instruments	(75,109)	(123,114)
Loss on disposal of aircraft	5,309	-
Deferred taxes	(180,553)	42,580
Stock-based compensation	25,189	20,305
Changes in:
Accounts receivable	(22,524)	(74,038)
Prepaid expenses, current assets and other assets	(66,843)	(57,081)
Accounts payable and accrued liabilities	(47,807)	72,310
Net cash provided by operating activities	300,344	425,580
Investing Activities:
Capital expenditures	(133,554)	(114,415)
Payments for flight equipment and modifications	(214,236)	(599,401)
Investment in joint ventures	(2,028)	(1,050)
Proceeds from insurance	38,133	-
Proceeds from investments	15,624	13,604
Proceeds from disposal of engines	10,300	-
Net cash used for investing activities	(285,761)	(701,262)
Financing Activities:
Proceeds from debt issuance	115,992	471,625
Payment of debt issuance costs	(2,404)	(9,622)
Payments of debt and finance lease obligations	(344,674)	(250,015)
Proceeds from revolving credit facility	100,000	135,000
Payment of revolving credit facility	-	(135,000)
Customer maintenance reserves and deposits received	14,736	15,590
Customer maintenance reserves paid	(8,174)	(250)
Purchase of treasury stock	(9,370)	(10,769)
Net cash provided by (used for) financing activities	(133,894)	216,559
Net decrease in cash, cash equivalents and restricted cash	(119,311)	(59,123)
Cash, cash equivalents and restricted cash at the beginning of period	232,741	291,864
Cash, cash equivalents and restricted cash at the end of period	$113,430	$232,741

Noncash Investing and Financing Activities:
Acquisition of flight equipment included in Accounts payable and accrued liabilities	$37,390	$23,498
Acquisition of property and equipment acquired under operating leases	$28,827	$-
Acquisition of flight equipment under finance lease	$10,825	$-

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating Revenue:
ACMI	$344,901	$359,927	$1,247,770	$1,192,704
Charter	361,021	358,759	1,305,860	1,313,484
Dry Leasing	43,453	47,633	200,781	168,470
Customer incentive asset amortization	(7,117)	(6,166)	(33,135)	(16,176)
Other	4,791	4,805	17,913	19,242
Total Operating Revenue	$747,049	$764,958	$2,739,189	$2,677,724

Direct Contribution:
ACMI	$104,412	$90,455	$218,459	$235,706
Charter	69,817	81,923	149,372	211,661
Dry Leasing	11,740	12,708	70,386	48,904
Total Direct Contribution for Reportable Segments	185,969	185,086	438,217	496,271

Unallocated (income), net	(81,865)	(86,152)	(337,434)	(298,526)
Loss on early extinguishment of debt	-	-	(804)	-
Unrealized (loss) gain on financial instruments	(3,791)	134,805	75,109	123,114
Special charge	(616,243)	-	(638,373)	(9,374)
Transaction-related expenses	(579)	(836)	(4,164)	(2,111)
Loss on disposal of aircraft	(5,309)	-	(5,309)	-
Income (loss) from continuing operations before income taxes	(521,818)	232,903	(472,758)	309,374

Add back (subtract):
Interest income	(321)	(2,006)	(4,296)	(6,710)
Interest expense	29,815	31,739	120,330	119,378
Capitalized interest	(331)	(392)	(2,274)	(4,727)
Loss on early extinguishment of debt	-	-	804	-
Unrealized loss (gain) on financial instruments	3,791	(134,805)	(75,109)	(123,114)
Other (income) expense, net	(27,072)	118	(27,668)	(10,659)
Operating Income (Loss)	$(515,936)	$127,557	$(460,971)	$283,542

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct operating and ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, Charter, and Dry Leasing. Each segment has different commercial and economic characteristics, which are separately reviewed by our chief operating decision maker.

Direct Contribution consists of income (loss) from continuing operations before income taxes, excluding loss on early extinguishment of debt, unrealized (loss) gain on financial instruments, special charge, transaction-related expenses, loss on disposal of aircraft, and unallocated income and expenses, net.

Direct operating and ownership costs include crew costs, maintenance, fuel, ground operations, sales costs, aircraft rent, interest expense on the portion of debt used for financing aircraft, interest income on debt securities, and aircraft depreciation.

Unallocated income and expenses, net include corporate overhead, nonaircraft depreciation, noncash expenses and income, interest expense on the portion of debt used for general corporate purposes, interest income on nondebt securities, capitalized interest, foreign exchange gains and losses, other revenue and other nonoperating costs.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2019	December 31, 2018	Percent Change
Income (loss) from continuing operations, net of taxes	$(410,245)	$211,004	(294.4)%
Impact from:
Customer incentive asset amortization	7,117	6,166
Special charge	616,243	-
Costs associated with transactions[1]	578	836
Leadership transition costs	3,343	-
Certain contract start-up costs[2]	34	-
Noncash expenses and income, net[3]	4,524	4,363
Unrealized loss (gain) on financial instruments	3,791	(134,805)
Other, net[4]	5,565	27
Income tax effect of reconciling items	(132,754)	(595)
Special tax item[5]	(3)	-
Adjusted income from continuing operations, net of taxes	$98,193	$86,996	12.9%

Weighted average diluted shares outstanding	25,869	27,911
Add: dilutive warrant[6]	-	-
Adjusted weighted average diluted shares outstanding	25,869	27,911

Adjusted Diluted EPS from continuing operations, net of taxes	$3.80	$3.12	21.8%

	For the Twelve Months Ended
	December 31, 2019	December 31, 2018	Percent Change
Income (loss) from continuing operations, net of taxes	$(293,113)	$270,647	(208.3)%
Impact from:
Customer incentive asset amortization	33,135	16,176
Special charge	638,373	9,374
Costs associated with transactions[1]	4,163	11,325
Leadership transition costs	6,736	-
Certain contract start-up costs[2]	3,497	-
Noncash expenses and income, net[3]	18,267	16,852
Unrealized (gain) loss on financial instruments	(75,109)	(123,114)
Other, net[4]	3,170	963
Income tax effect of reconciling items	(145,295)	2,103
Special tax item[5]	(54,272)	-
Adjusted income from continuing operations, net of taxes	$139,552	$204,326	(31.7)%

Weighted average diluted shares outstanding	25,828	28,281
Add: dilutive warrant[6]	758	-
dilutive restricted stock	64	-
effect of convertible notes hedges[7]	-	(180)
Adjusted weighted average diluted shares outstanding	26,650	28,101

Adjusted Diluted EPS from continuing operations, net of taxes	$5.24	$7.27	(27.9)%

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2019	December 31, 2018	Percent Change
Income (loss) from continuing operations, before income taxes	$(521,818)	$232,903	(324.0)%
Impact from:
Customer incentive asset amortization	7,117	6,166
Special charge	616,243	-
Costs associated with transactions[1]	578	836
Leadership transition costs	3,343	-
Certain contract start-up costs[2]	34	-
Noncash expenses and income, net[3]	4,524	4,363
Unrealized loss (gain) on financial instruments	3,791	(134,805)
Other, net[4]	5,565	27
Adjusted income from continuing operations, before income taxes	$119,377	$109,490	9.0%

Income tax (benefit) expense	$(111,573)	$21,899
Income tax effect of reconciling items	(132,754)	(595)
Special tax item[5]	(3)	-
Adjusted income tax expense	21,184	22,494
Adjusted income from continuing operations, before income taxes	$119,377	$109,490
Adjusted effective tax expense rate	17.7%	20.5%

	For the Twelve Months Ended
	December 31, 2019	December 31, 2018	Percent Change
Income (loss) from continuing operations, before income taxes	$(472,758)	$309,374	(252.8)%
Impact from:
Customer incentive asset amortization	33,135	16,176
Special charge	638,373	9,374
Costs associated with transactions[1]	4,163	11,325
Leadership transition costs	6,736	-
Certain contract start-up costs[2]	3,497	-
Noncash expenses and income, net[3]	18,267	16,852
Unrealized (gain) loss on financial instruments	(75,109)	(123,114)
Other, net[4]	3,170	963
Adjusted income from continuing operations, before income taxes	$159,474	$240,950	(33.8)%

Income tax (benefit) expense	$(179,645)	$38,727
Income tax effect of reconciling items	(145,295)	2,103
Special tax item[5]	(54,272)	-
Adjusted income tax (benefit) expense	19,922	36,624
Adjusted income from continuing operations, before income taxes	$159,474	$240,950
Adjusted effective tax expense rate	12.5%	15.2%

[1]	Costs associated with transactions in 2019 primarily related to a customer transaction with warrants and other costs associated with our acquisition of Southern Air. Costs associated with transactions in 2018 primarily related to costs associated with our acquisition of Southern Air.

[2]	Certain contract start-up costs represent unique training-aircraft costs required for a new customer contract.

[3]	Noncash expenses and income, net in 2019 and 2018 primarily related to amortization of debt discount on the convertible notes.

[4]	Other, net in 2019 primarily related to a loss on the sale of a GEnx engine, a net insurance recovery, loss on early extinguishment of debt and accrual for legal matters and professional fees. Other, net in 2018 primarily related to loss on early extinguishment of debt and accrual for legal matters and professional fees.

[5]	Special tax item represents an income tax benefit from the completion of a 2015 IRS examination that is not related to ongoing operations.

[6]	Dilutive warrants represent potentially dilutive common shares related to the outstanding warrants. These warrants were excluded from Diluted EPS from continuing operations, net of taxes prepared in accordance with GAAP when they would have been antidilutive.

[7]	Economic benefit from the convertible notes hedges in offsetting dilution from the convertible notes.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended
	December 31, 2019	December 31, 2018	Percent Change
Income (loss) from continuing operations, net of taxes	$(410,245)	$211,004	(294.4)%
Interest expense, net	29,163	29,341
Depreciation and amortization	60,428	61,459
Income tax (benefit) expense	(111,573)	21,899
EBITDA	(432,227)	323,703
Customer incentive asset amortization	7,117	6,166
Special charge	616,243	-
Costs associated with transactions[1]	578	836
Leadership transition costs	3,343	-
Unrealized loss (gain) on financial instruments	3,791	(134,805)
Other, net[2]	5,809	500
Adjusted EBITDA	$204,654	196,400	4.2%

	For the Twelve Months Ended
	December 31, 2019	December 31, 2018	Percent Change
Income (loss) from continuing operations, net of taxes	$(293,113)	$270,647	(208.3)%
Interest expense, net	113,760	107,941
Depreciation and amortization	251,097	217,340
Income tax (benefit) expense	(179,645)	38,727
EBITDA	(107,901)	634,655
Customer incentive asset amortization	33,135	16,176
Special charge	638,373	9,374
Costs associated with transactions[1]	4,163	11,325
Leadership transition costs	6,736	-
Unrealized gain on financial instruments	(75,109)	(123,114)
Other, net[2]	5,379	2,855
Adjusted EBITDA	$504,776	551,271	(8.4)%

[1]	Costs associated with transactions in 2019 primarily related to a customer transaction with warrants and other costs associated with our acquisition of Southern Air. Costs associated with transactions in 2018 primarily related to costs associated with our acquisition of Southern Air.

[2]	Other, net in 2019 primarily related to a loss on the sale of a GEnx engine, net insurance recovery, loss on early extinguishment of debt and accrual for legal matters and professional fees. Other, net in 2018 primarily related to loss on early extinguishment of debt and accrual for legal matters and professional fees.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2019	December 31, 2018
Net Cash Provided by Operating Activities	$107,054	$161,457
Less:
Capital expenditures	25,960	29,596
Capitalized interest	$331	$392
Free Cash Flow[1]	$80,763	$131,469

	For the Twelve Months Ended
	December 31, 2019	December 31, 2018
Net Cash Provided by Operating Activities	$300,344	$425,580
Less:
Capital expenditures	133,554	114,415
Capitalized interest	$2,274	$4,727
Free Cash Flow[1]	$164,516	$306,438

[1]	Free Cash Flow = Cash Flows from Operations minus Base Capital Expenditures and Capitalized Interest.

Base Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2019	December 31, 2018	Increase/ (Decrease)	December 31, 2019	December 31, 2018	Increase/ (Decrease)
Block Hours
ACMI	63,647	66,003	(2,356)	245,706	225,665	20,041
Charter	20,084	16,797	3,287	72,547	68,481	4,066
Cargo	14,898	12,831	2,067	51,982	50,798	1,184
Passenger	5,186	3,966	1,220	20,565	17,683	2,882
Other	757	637	120	2,887	2,118	769
Total Block Hours	84,488	83,437	1,051	321,140	296,264	24,876

Revenue Per Block Hour
ACMI	$5,419	$5,453	$(34)	$5,078	$5,285	$(207)
Charter	$17,976	$21,359	$(3,383)	$18,000	$19,180	$(1,180)
Cargo	$16,630	$20,815	$(4,185)	$17,164	$19,136	$(1,972)
Passenger	$21,841	$23,118	$(1,277)	$20,113	$19,306	$807

Average Utilization (block hours per day)
ACMI[1]	8.6	9.2	(0.6)	8.5	8.7	(0.2)
Charter
Cargo	8.5	10.4	(1.9)	8.1	10.2	(2.1)
Passenger	5.7	4.8	0.9	6.1	6.8	(0.7)
All Operating Aircraft[1,2]	8.4	9.0	(0.6)	8.3	8.8	(0.5)

Fuel
Charter
Average fuel cost per gallon	$2.22	$2.42	$(0.20)	$2.27	$2.36	$(0.09)
Fuel gallons consumed (000s)	59,487	50,485	9,002	213,253	198,150	15,103

[1]	ACMI and All Operating Aircraft averages in the fourth quarter and 12 months of 2019 reflect the impact of increases in the number of CMI aircraft and amount of CMI flying compared with the same periods of 2018.

[2]	Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2019	December 31, 2018	Increase/ (Decrease)	December 31, 2019	December 31, 2018	Increase/ (Decrease)
Segment Operating Fleet (average aircraft equivalents during the period)
ACMI[1]
747-8F Cargo	8.9	8.7	0.2	8.5	8.9	(0.4)
747-400 Cargo	17.2	20.0	(2.8)	17.9	17.2	0.7
747-400 Dreamlifter	3.4	2.9	0.5	3.5	3.0	0.5
777-200 Cargo	8.0	6.0	2.0	7.1	5.5	1.6
767-300 Cargo	24.0	25.6	(1.6)	24.9	21.4	3.5
767-200 Cargo	9.0	9.0	-	9.0	9.0	-
737-800 Cargo	4.2	-	4.2	2.4	-	2.4
737-400 Cargo	5.0	5.0	-	5.0	5.0	-
747-400 Passenger	-	-	-	-	0.3	(0.3)
767-200 Passenger	1.0	1.0	-	1.0	1.0	-
Total	80.7	78.2	2.5	79.3	71.3	8.0
Charter
747-8F Cargo	1.0	1.3	(0.3)	1.5	1.1	0.4
747-400 Cargo	18.0	12.1	5.9	16.0	12.3	3.7
767-300 Cargo	-	-	-	-	0.2	(0.2)
747-400 Passenger	5.0	4.0	1.0	4.3	2.9	1.4
767-300 Passenger	4.9	4.9	-	4.9	4.2	0.7
Total	28.9	22.3	6.6	26.7	20.7	6.0
Dry Leasing
777-200 Cargo	7.0	8.0	(1.0)	7.3	7.3	-
767-300 Cargo	21.0	21.2	(0.2)	21.1	17.2	3.9
757-200 Cargo	1.0	1.0	-	1.0	1.0	-
737-300 Cargo	1.0	1.0	-	1.0	1.0	-
737-800 Passenger	1.0	1.0	-	1.0	1.0	-
Total	31.0	32.2	(1.2)	31.4	27.5	3.9
Less: Aircraft Dry Leased to CMI customers	(21.0)	(23.2)	2.2	(22.6)	(18.5)	(4.1)
Total Operating Average Aircraft Equivalents	119.6	109.5	10.1	114.8	101.0	13.8

[1]	ACMI average fleet excludes spare aircraft provided by CMI customers and Dry Leasing average fleet excludes aircraft awaiting placement.